EXHIBIT 99.1

United-Guardian Reports Record Financial Results

HAUPPAUGE, N.Y., March 24, 2011 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that revenue and earnings per share both reached record levels in 2010, with sales increasing 3.4% from $13,276,984 to $13,723,074, and earnings per share increasing from $0.78 to $0.80. Income from operations was down slightly due to a one-time pension termination expense.

Ken Globus, President of United-Guardian, stated, "We are very pleased with our financial results for 2010, with both revenue and earnings per share reaching new highs. Had it not been for a one-time pension termination expense of approximately $0.12 per share that we incurred in the second quarter of the year, our earnings per share would have been up by about 18% over last year. The termination of that plan will eliminate a financial burden that we have been under for many years. We were also pleased that International Specialty Products, our largest marketing partner, reported a 14% increase in its sales of our personal care products last year. We are optimistic that we will be able to continue to increase sales as our marketing partners continue their efforts to market our personal care products and we continue to see demand for our medical lubricants, which we believe will be a growth area for us in the coming years."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

United-Guardian, Inc.

RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2010 AND DECEMBER 31, 2009

INCOME STATEMENT DATA

	Years ended December 31,
	2010	2009

Net sales	$ 13,723,074	$ 13,276,984

Costs and expenses:
Cost of sales	5,250,121	5,324,257
Operating expenses	2,567,395	2,608,478
Pension plan termination	847,744	--
	8,665,260	7,932,735
Income from operations	5,057,814	5,344,249

Other income:	455,786	395,681

Income from operations before income taxes	5,513,600	5,739,930

Provision for income taxes	1,713,908	1,860,967
Net income	$ 3,799,692	$ 3,878,963

Earnings per common share (basic and diluted)	$ .80	$ .78

Weighted average shares (basic and diluted)	4,738,357	4,946,439

BALANCE SHEET DATA
	December 31
	2010	2009

Current assets	$ 12,790,235	$ 17,656,565
Property, plant, and equipment (net)	1,209,160	946,711
Other assets	75,344	113,016
Total assets	$ 14,074,739	$ 18,716,292

Current liabilities	$ 1,024,240	$ 2,920,674
Deferred income taxes	3,626	138,007
Total liabilities	$ 1,027,866	$ 3,058,681

Stockholders' equity	$ 13,046,873	$ 15,657,611
Total liabilities and stockholders' equity	$ 14,074,739	$ 18,716,292
CONTACT: Robert S. Rubinger
         (631) 273-0900